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                                                                     Exhibit 4.2

                           CERTIFICATE OF DESIGNATIONS

                                       OF

               2.0% CUMULATIVE SENIOR CONVERTIBLE PREFERRED SHARES

          The terms of the authorized 2.0% Cumulative Senior Convertible Preferred Shares, par value $0.10 per share (the "Senior Preferred Shares") of Global Crossing Limited (formerly GC Acquisition Ltd.), a company incorporated under the laws of Bermuda (the "Company"), shall be as set forth below in this Schedule to the Bye-laws of the Company (this "Schedule").

          The Senior Preferred Shares have been purchased pursuant to a Purchase Agreement dated as of August 9, 2002 among Global Crossing Ltd., Global Crossing Holdings Ltd., Singapore Technologies Telemedia Pte Ltd. ("STT") and others, as amended.

          Certain terms are defined in Section 12 of this Schedule. Unless otherwise provided herein, all Section references in this Schedule refer to Sections of this Schedule. Capitalized terms used but not otherwise defined in this Schedule have the meanings set forth in the Bye-laws of the Company.

     1. Designations. There are hereby authorized 45,000,000 Senior Preferred Shares as designated by the Board. Each Senior Preferred Share will have a liquidation preference of $10.00 (the "Liquidation Preference").

     2. Currency. All Senior Preferred Shares shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made in United States currency. All references herein to "$" or "dollars" refer to United States currency.

     3.   Ranking.

          3.1. Subject to Section 4.7 and Section 5.3, the Senior Preferred Shares shall, with respect to dividend rights and rights upon liquidation or winding up, rank senior to all other classes or series of shares in the share capital of the Company, including, without limitation, the Common Shares and other Equity Securities. All Equity Securities to which the Senior Preferred Shares ranks prior (whether with respect to dividends or upon liquidation, winding up or otherwise), including the Common Shares, are collectively referred to herein as the "Junior Shares." The definition of Junior Shares shall also include any warrants, rights, calls or options exercisable for or convertible into any Junior Shares.

          3.2. The Company shall not issue any Equity Securities which rank senior to, or pari passu with, the Senior Preferred Shares with respect to any rights; provided, however, nothing in this Section 3.2 shall prohibit the Company from issuing any Common Shares or other Equity Securities that are entitled to vote, in person or by proxy, at a special or annual meeting of shareholders or in any written consent in lieu of meeting, on all matters entitled to be voted on by holders of Common Shares voting together as a single class with the Common Shares (and with other shares entitled to vote thereon, if any).

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     4.   Dividends.

          4.1. The holders of Senior Preferred Shares shall only be entitled to receive payment of dividends on the Senior Preferred Shares, to the extent provided in this Section 4, after the Company and its Subsidiaries have, on a consolidated basis (excluding Global Marine and its subsidiaries) and according to the audited consolidated accounts of the Company (prepared in accordance with U.S. Generally Accepted Accounting Principals consistently applied), achieved cumulative operating earnings before interest, taxes, depreciation and amortization (but excluding the contribution of (i) any revenue recognized immediately for circuit activations that qualified as sales-type leases, (ii) revenue recognized due to the amortisation of indefeasible rights of use sold in prior periods and not recognized as sales-type leases, and (iii) revenue recognized from extra-ordinary transactions or from the disposition of assets of the Company or any Subsidiary other than in the ordinary course of business) of $650,000,000 or more.

          4.2. The holders of Senior Preferred Shares shall be entitled to receive, when, as and if declared by the Board out of funds legally available therefor, dividends on the Senior Preferred Shares, cumulative from their date of issue, at a rate per annum of 2.0% of the Liquidation Preference per share, payable in cash. Subject to Section 4.1, dividends on the Senior Preferred Shares shall be payable with respect to each quarterly period ending on the last day of March, June, September and December (each such period, a "Dividend Period") and in equal amounts (subject to Section 4.6 hereunder with respect to shorter periods, including the first such period with respect to which dividends are payable) in arrears on the fifteenth day of each April, July, October and January of each year, or if any such date is not a Business Day, on the next succeeding Business Day (each such date, a "Dividend Payment Date") in preference to and in priority over dividends on any Junior Shares, other than distributions to shareholders provided for under Section 5.3, which shall be made pro rata to Shareholders as provided herein. Such dividends shall be paid to the holders of record of the Senior Preferred Shares as they appear on the applicable Record Date. As used herein, the term "Record Date", with respect to the dividends payable on the fifteenth of April, July, October and January, means the last day of the immediately preceding February, May, August and November, respectively, or such other record date, not more than 60 days and not less than 10 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board. Dividends on the Senior Preferred Shares shall be fully cumulative and shall accrue (whether or not declared and whether or not there are funds of the Company legally available for the payment of dividends) from their date of issue (or the last Record Date for which dividends were paid, as the case may be). Accrued and unpaid dividends for any past Dividend Period may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board. Notwithstanding anything to the contrary in the foregoing, any distributions made to the holders of Senior Preferred Shares under Section 5.3 shall offset, dollar for dollar, any dividends due to the holders of the Senior Preferred Shares under this Section 4.2.

          4.3. Subject to Section 5.3, no dividend shall be declared or paid or set apart for payment, or other distribution declared or made, whether in cash, obligations or shares of the Company or other property, directly or indirectly, upon any Junior Shares, nor shall any Junior Shares be redeemed, repurchased or otherwise acquired for consideration by the Company through a sinking fund or otherwise, other than Common Shares redeemed or repurchased pursuant to the terms of the Share Option Plan, unless all accrued and unpaid

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dividends through the most recent Dividend Payment Date (whether or not such dividends have been declared and whether or not there are funds of the Company legally available for the payment of dividends) on the Senior Preferred Shares have been or contemporaneously are declared and paid in full.

          4.4. Any dividend payment made on the Senior Preferred Shares shall first be credited against the dividends accrued with respect to the earliest Dividend Period for which dividends have not been paid.

          4.5. All dividends paid with respect to Senior Preferred Shares pursuant to this Section 4 shall be paid pro rata to the holders entitled thereto based upon the number of Senior Preferred Shares held by each.

          4.6. Dividends (or cash amounts equal to accrued and unpaid dividends) payable on the Senior Preferred Shares for any period shorter than three months shall be computed on the basis of the actual number of days elapsed either (x) from the date of issue of the Senior Preferred Shares to the last day of the Dividend Period within which such date falls, or (y) from the commencement of the Dividend Period in which the Senior Preferred Shares are converted to the day immediately preceding the date of delivery of the Senior Preferred Shares for conversion, as applicable. No interest shall accrue or be payable in respect of any accumulation of dividends or unpaid dividends on the Senior Preferred Shares.

          4.7. After payment in full of the accumulated and unpaid dividends to which holders of Senior Preferred Shares are entitled, any further dividends paid by the Company to its Shareholders shall be distributed, first amongst the holders of the Common Shares on a pro rata basis, until the Company has paid in respect of each Common Share an amount equal to the aggregate amount of dividends paid per Senior Preferred Share, and second amongst the holders of the Senior Preferred Shares and the holders of the Common Shares on a pro rata basis, in each case assuming each holder of Senior Preferred Shares had converted its Senior Preferred Shares into Common Shares pursuant to Section 8 below on the date of distribution by the Company.

     5.   Liquidation Preference.

          5.1. Except as provided in Section 5.3, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company or a reduction or decrease in the Company's share capital resulting in a distribution of assets to the holders of any class or series of the Company's share capital, each holder of Senior Preferred Shares shall be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per Senior Preferred Share held by such holder, plus all accumulated and unpaid dividends therein to the date of such liquidation, dissolution, winding up or reduction or decrease in share capital before any distribution is made on any Junior Shares. After payment in full of the Liquidation Preference and all accumulated and unpaid dividends to which holders of Senior Preferred Shares are entitled, any further distribution made by the Company to its Shareholders shall be distributed, first amongst the holders of the Common Shares on a pro rata basis, until the Company has made a distribution to each Common Share equal to the Liquidation Preference per Senior Preferred Share divided by the Conversion Ratio, and second amongst the holders of the Senior Preferred Shares and the holders of the Common Shares on a pro rata basis, assuming each holder of Senior Preferred Shares had converted its Senior Preferred Shares into Common Shares pursuant to Section 8 below on the date of distribution by the Company.

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          5.2.   Neither the voluntary sale, conveyance, exchange or transfer
(for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation, merger or amalgamation of the Company with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into the Company shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company or a reduction or decrease in the share capital of the Company, unless the consolidation, merger or amalgamation is undertaken for the purpose of reducing or decreasing the share capital of the Company.

          5.3. Any distribution made by the Company to its Shareholders resulting from a sale of all or any part of the assets of the Company or any of its Subsidiaries shall be distributed amongst the holders of the Senior Preferred Shares and the holders of the Common Shares on a pro rata basis, assuming each holder of Senior Preferred Shares had converted its Senior Preferred Shares into Common Shares pursuant to Section 8 below on the date of distribution by the Company. For the avoidance of doubt, (i) Section 4.1 shall not apply to distributions to holders of Senior Preferred Shares under this
Section 5.3, and, subject to the last sentence of Section 4.2, the holders of Senior Preferred Shares shall be entitled to receive such distributions without reference to the $650,000,000 cumulative operating earnings threshold specified in Section 4.1, (ii) payment of dividends to holders of Senior Preferred Shares in preference to and in priority over dividends payable on Junior Shares pursuant to Section 4.2 shall not apply to distributions made under this Section 5.3, and (iii) Section 4.7 shall not apply to distributions made under this
Section 5.3.

     6.   No Redemption. Senior Preferred Shares shall not be redeemable.

     7.   Voting Rights.

          7.1. In addition to the voting rights to which the holders of Senior Preferred Shares are entitled under or granted by Bermuda law, the holders of Senior Preferred Shares shall be entitled to vote, in person or by proxy, at a special or annual meeting of shareholders or in any written consent in lieu of meeting, on all matters entitled to be voted on by holders of Common Shares voting together as a single class with the Common Shares (and with other shares entitled to vote thereon, if any). With respect to any such vote, each Senior Preferred Share shall entitle the holder thereof to cast that number of votes as is equal to the number of votes that such holder would be entitled to cast had such holder converted its Senior Preferred Shares into Common Shares pursuant to
Section 8 below on the record date for determining the shareholders of the Company eligible to vote on any such matters.

          7.2. For so long as the holders of the Senior Preferred Shares continue to own the Relevant Percentage, the special rights attaching to the Senior Preferred Shares shall, with the intent that this Section 7.2 shall create rights attaching to the Senior Preferred Shares for the purposes of section 47 of the Companies Acts, be deemed to be varied by any of the following actions with respect to the Company or any of its Subsidiaries, and the prior consent or sanction of the holders of the Senior Preferred Shares (given in accordance with Bye-law 7) shall be required for every such action and the Company shall not permit any of them to be carried out, and shall take all actions within its power to prevent any of its Subsidiaries from carrying any of them out, without such consent or sanction:

                 (a) appoint, or replace from office, the Chief Executive Officer of the Company;

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                 (b)  enter into, or vary the material terms of, any transaction or series of related transactions involving the acquisition or disposition of assets for aggregate consideration in excess of $25,000,000, other than transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

                 (c) enter into any merger, amalgamation or consolidation with any other entity or any reorganization or recapitalization of its share capital, other than any such transaction not involving any person other than the Company and wholly-owned Subsidiaries of the Company;

                 (d) issue, redeem or repurchase any Equity Securities, other than (i) the issuance of stock options (and Common Shares issuable pursuant to the exercise of stock options) granted, or the award of Commons Shares, under the Share Option Plan, (ii) the repurchase of Common Shares under the vesting provisions of any such options or awards, (iii) the issuance of shares of any Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company, (iv) the issuance of Senior Preferred Shares in connection with adjustments provided for in Section 9 or (v) the issuance of Common Shares upon conversion of Senior Preferred Shares;

                 (e) incur or guarantee any indebtedness (including without limitation through the issuance of any bonds, notes or other financial obligations) other than (i) indebtedness and guarantees existing on the date of issuance of the Senior Preferred Shares, (ii) trade indebtedness incurred in the ordinary course of business and (iii) consolidated indebtedness of the Company and its Subsidiaries in an aggregate amount not to exceed $25,000,000 incurred in any calendar year;

                 (f) incur any single capital expenditure (or group of related capital expenditures to the extent each forms a part of one cohesive project) in excess of $25,000,000 annually and any other expenditures in excess of $25,000,000 not included in the operating budget approved by the Board;

                 (g) (1) commence any case, proceeding or other action (A) under any bankruptcy, insolvency or similar law seeking to have an order of relief entered with respect to it or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or (B) to seek appointment of a receiver, trustee, custodian or other similar official for it or all or any substantial part of its property, (2) make a general assignment for the benefit of its creditors or (3) admit in writing its inability to pay its debts when they become due;

                 (h) enter into, or vary the material terms of, any transaction with any Related Party or its Subsidiaries, provided that this restriction shall not apply to (1) transactions entered into before the Relevant Date or otherwise expressly contemplated by the Plan of Reorganization of Global Crossing Ltd. and certain of its Subsidiaries approved by the United States Bankruptcy Court for the Southern District of New York on September 16, 2002, as amended from time to time, (2) transactions entered into after the Relevant Date between the Company or any of its Subsidiaries on the one hand and the STT Group Parent or any Subsidiary of the STT Group Parent on the other hand, and (3) transactions entered into after the Relevant Date which are entered into in the ordinary course of business of the Company or its Subsidiaries, are on normal commercial terms, and do not involve amounts in

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excess of US$25,000,000 per transaction;

                 (i) distribute to holders of Common Shares (whether by dividend or in a merger, amalgamation or consolidation or otherwise) evidences of indebtedness, any class or series of shares in the capital of the Company, other securities, cash or assets (other than Common Shares or other securities referred to in Section 9(a) or a dividend payable exclusively in cash and other than as a result of a Fundamental Change (as defined in Section 10)); or

                 (j)  amend, repeal, waive or modify any provisions of this
Schedule in any manner.

          For purposes hereof, a Subsidiary shall be deemed to be wholly-owned by the Company if the Company directly or indirectly beneficially owns all the outstanding capital stock of such Subsidiary. If the Company or any Subsidiary of the Company takes any of the foregoing actions without the consent or affirmative vote of the holders of the Senior Preferred Shares as provided above, such action shall be deemed to be a variation of the class rights of the Senior Preferred Shares. The requisite majority approval of the holders of the Senior Preferred Shares, in accordance with the foregoing, shall be in addition to any other majority required pursuant to the Bye-laws of the Company.

          7.3. The STT Group Parent shall be conclusively presumed to have authority as agent to execute any consent pursuant to Section 7.2 on behalf of each of its Affiliates.

     8.   Conversion.

          8.1. Subject to compliance with Bermuda law, each Senior Preferred Share shall be convertible at any time and from time to time at the option of the holder thereof into a number of fully paid and nonassessable Common Shares equal to one multiplied by the Conversion Ratio as of the date of conversion. The "Conversion Ratio" as of any date shall be a fraction, the numerator of which shall be 0.01 and the denominator of which shall be the Conversion Price as of such date. The "Conversion Price" shall be $0.01, subject to adjustment from time to time as provided in Section 9. The Conversion Ratio as of the first date of issuance of the Senior Preferred Shares (the "Issuance Date") shall be 1.0.

          8.2. Conversion of Senior Preferred Shares may be effected by any holder upon the surrender to the Company at the principal office of the Company or at the office of any agent or agents of the Company (the "Transfer Agent"), as may be designated by the Board, of the certificate or certificates for such Senior Preferred Shares to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 8 and specifying the name or names in which such holder wishes the certificate or certificates for Common Shares to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of Common Shares in such name or names. Other than such taxes, the Company shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of Common Shares upon conversion of Senior Preferred Shares pursuant hereto. As promptly as practicable after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all required transfer taxes (or the demonstration to the satisfaction of the

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Company that such taxes have been paid), the Company shall deliver or cause to be delivered (x) certificates representing the number of validly issued, fully paid and nonassessable full Common Shares to which the holder (or the holder's transferee) of Senior Preferred Shares being converted shall be entitled and (y) if less than the full number of Senior Preferred Shares evidenced by the surrendered certificate or certificates is being converted, a certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. Such conversion shall be deemed to have been made at the close of business on the date of giving such notice and of such surrender of the certificate or certificates representing the Senior Preferred Shares to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive Common Shares and accrued and unpaid dividends with respect to the Senior Preferred Shares being converted, in each case in accordance herewith, and the person entitled to receive the Common Shares shall be treated for all purposes as having become the record holder of such Common Shares at such time.

          8.3. If a holder of Senior Preferred Shares exercises conversion rights under Section 8.1, upon delivery of the shares for conversion, such shares shall cease to accrue dividends pursuant to Section 4 as of the end of the day immediately preceding the date of such delivery, but such shares shall continue to be entitled to receive all dividends declared in respect of such shares on or before such date. Any such declared dividends shall be payable on the date paid to other holders of Senior Preferred Shares by the Company as and when such dividends are paid to any remaining holders or, if none, on the date which would have been the next succeeding Dividend Payment Date had there been remaining holders or such later time at which the Company believes it has adequate available funds under applicable law to make such a payment.

          8.4. Notwithstanding anything herein to the contrary, but subject to the provisions of Section 8.3 and to Section 9, upon conversion, no payment or adjustment shall be made by the Company to any holder of Senior Preferred Shares surrendered for conversion in respect of any accrued and unpaid dividends on the Senior Preferred Shares surrendered for conversion.

          8.5. In connection with the conversion of any Senior Preferred Shares, no fractions of Common Shares shall be issued, but in lieu thereof, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Liquidation Preference and divided by the Conversion Ratio. If more than one Senior Preferred Share shall be surrendered for conversion by the same holder at the same time, the number of full Common Shares issuable on conversion thereof shall be computed on the basis of the total number of Senior Preferred Shares so surrendered.

          8.6. The Company shall at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of Senior Preferred Shares such number of its authorized but unissued Common Shares as will from time to time be sufficient to permit if necessary the conversion of all outstanding Senior Preferred Shares. Prior to the delivery of any securities which the Company shall be obligated to deliver upon conversion of the Senior Preferred Shares, the Company shall comply with all applicable Bermuda laws which require action to be taken by the Company. All Common Shares delivered upon conversion of the Senior Preferred Shares will upon delivery be duly and validly issued and fully paid, free of all Encumbrances and not subject to any preemptive rights.

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          8.7.   The manner of conversion of the Senior Preferred Shares shall be determined by the Board having regard to the provisions of Bermuda law at the relevant time. The Board shall take all necessary action to ensure that the holders of the Senior Preferred Shares enjoy the full benefit of the conversion rights granted hereunder.

          8.8.   The holder of a Senior Preferred Share shall notify the Company
(x) upon the transfer (the "Transfer") of any Senior Preferred Share, or of any currently exercisable right to vote or cause to be voted, any Senior Preferred Share (whether by proxy (other than a proxy given in the ordinary course of business), declaration of trust or otherwise), to any person other than the STT Group Parent or an Affiliate of the STT Group Parent or (y) if such holder ceases to be an Affiliate of the STT Group Parent (the "Automatic Conversion Event"). Upon notice to the Company of an Automatic Conversion Event, each Senior Preferred Share being Transferred, or held by such holder who ceases to be an Affiliate of the STT Group Parent, as the case may be, shall automatically convert into the number of Common Shares into which each Senior Preferred Share is convertible as at the date of the Automatic Conversion Event in accordance with the foregoing provisions of this Section 8, and such conversion shall be deemed to have become effective as of the date of the Automatic Conversion Event.

     9.   Adjustments.

          (a) Common Share Splits and Combinations. In case the Company shall at any time or from time to time after the Issuance Date (i) subdivide or split the outstanding Common Shares, (ii) combine or reclassify the outstanding Common Shares into a smaller number of shares, (iii) issue by reclassification of the Common Shares into any shares in the capital of the Company or (iv) pay a dividend or make a distribution on Common Shares in Common Shares or other securities, then, and in each such case, either (x) the Conversion Price in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted, or (y) in the case of a subdivision, split or combination of the Common Shares, the Senior Preferred Shares shall be similarly subdivided, split or combined, in each case so that the holder of any Senior Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of Common Shares or other securities of the Company which such holder would have owned or have been entitled to receive after the occurrence of any of the events described above, had such Senior Preferred Shares been surrendered for conversion immediately prior to the occurrence of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this Section 9(a) shall become effective at the close of business on the day upon which such corporate action becomes effective. Such adjustment shall be made successively whenever any event listed above shall occur.

          (b) Senior Preferred Share Splits and Combinations. The Company shall not subdivide, split, combine or reclassify the Senior Preferred Shares, other than in a subdivision, split or combination pursuant to Section 9(b) in connection with an equivalent subdivision, split or combination of the Common Shares.

          (c) Below Market Issuance of Equity Securities. In case the Company shall issue Equity Securities pursuant to an offer to holders of its Common Shares at a price per share less than the Current Market Price (as defined below), and such offer is not extended to the holders of the Senior Preferred Shares, the Conversion Price in effect immediately prior to the close of business on the record date fixed for determination of holders of Common Shares entitled to receive such offer shall be reduced by multiplying such

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Conversion Price by a fraction, the numerator of which is the sum of the number of Common Shares outstanding at the close of business on such record date and the number of Common Shares that the aggregate offering price of the total number of Common Shares so issued would purchase at such Current Market Price and the denominator of which is the sum of the number of Common Shares outstanding at the close of business on such record date and the number of additional Common Shares so issued. For purposes of this Section 9(c), the issuance of rights or warrants to subscribe for or purchase securities convertible into Common Shares shall be deemed to be the issuance of rights or warrants to purchase the Common Shares into which such securities are convertible at an aggregate offering price equal to the sum of the aggregate offering price of such securities and the minimum aggregate amount (if any) payable upon conversion of such securities into Common Shares. Such adjustment shall be made successively whenever any such event shall occur. If the Company issues any Equity Securities pursuant to an offer to holders of its Common Shares for consideration other than cash, the amount of non-cash consideration received by the Company shall be deemed to be the fair market value of the non-cash consideration, as determined mutually by the Board and the STT Group Parent (if the STT Shareholder Group beneficially owns the Relevant Percentage), and if the Board and the STT Group Parent shall fail to agree, at the Company's expense by an appraiser chosen by the Board and reasonably acceptable to the STT Group Parent.

     10. Fundamental Changes. In case any transaction or event (including, without limitation, any merger, amalgamation, consolidation, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation) shall occur in which all or substantially all outstanding Common Shares is converted into or exchanged for stock, other securities, cash or assets (each, a "Fundamental Change"), the holder of each Senior Preferred Share outstanding immediately prior to the occurrence of such Fundamental Change shall have the right upon any subsequent conversion to receive (but only out of legally available funds, to the extent required by applicable law) the kind and amount of stock, other securities, cash and assets that such holder would have received if such share had been converted immediately prior thereto.

     11.  Transfer Restrictions.

          11.1.  The Senior Preferred Shares shall bear the following legend:

                 "THE SERIES A SENIOR PREFERRED SHARES, WITH LIQUIDATION PREFERENCE $10.00 PER SHARE, OF THE COMPANY REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD ABSENT REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND ANY APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE ACT".

          11.2. The Common Shares issuable upon conversion of the Senior Preferred Shares shall bear the following legend:

                 "THE COMMON SHARES, PAR VALUE $0.01 PER SHARE, OF THE COMPANY REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD ABSENT REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE

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                 "ACT"), AND ANY APPLICABLE STATE SECURITIES LAWS OR AN
                 APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE ACT".

     12.  Certain Definitions.

          12.1. As used in this Schedule, the following terms shall have the following meanings, unless the context otherwise requires:

          "Current Market Price" of the Common Shares shall mean, as of the date of determination, (a) the average of the daily Market Price (as determined under clause (a), (b) or (c) of the definition of Market Price) during the immediately preceding thirty trading days ending on such date, and (b) if the Common Shares are not listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, then the Market Price as determined under clause (d) of the definition of Market Price on such date.

          "Encumbrances" shall mean any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of any person (including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law), any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal, or transfer restriction.

          "Global Marine" means Global Marine Systems Ltd., a company organized under the laws of England and Wales.

          "Market Price" of the Common Shares as of the date of determination shall mean (a) if such Common Shares are listed or admitted to trading on a national securities exchange, the closing price per share of such Common Shares on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which such Common Shares are then listed or admitted to trading; or (b) if on the date of determination, such Common Shares are not then listed or admitted to trading on any national securities exchange but are designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of such Common Shares on such date; or (c) if there shall have been no trading on the date of determination, or if such Common Shares are not designated as a national market system security by the National Association of Securities Dealers, Inc., the average of the reported closing bid and asked prices of such Common Shares on the date of determination, as quoted in the over-the-counter market; or (d) if such Common Shares are not then listed or admitted to trading on any national securities exchange, or are not designated as a national market system security by the National Association of Securities Dealers, Inc., or are not quoted in the over-the-counter market, then the market price per share on the date of determination as determined mutually by the Board and the STT Group Parent (if the STT Shareholder Group beneficially owns the Relevant Percentage), and if the Board and the STT Group Parent shall fail to agree, at the Company's expense by an appraiser chosen by the Board and reasonably acceptable to the STT Group Parent.

          "Related Party" shall mean any person that holds Equity Securities

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

representing at least 10% or more of the Company's outstanding Common Shares, calculated on a non-diluted and as-converted basis.

          "Relevant Percentage" shall mean Equity Securities representing 15% or more of the Company's outstanding Common Shares, calculated on a non-diluted and as-converted basis but excluding the Common Shares, up to a maximum of 3,478,261 (subject to adjustment for share divisions, stock splits, consolidations, combinations and similar events), reserved or issued under the Share Option Plan.

          12.2. In calculations of share numbers, references to a "fully diluted basis", a "non-diluted basis" and an "as-converted basis" shall have the meanings set forth in the Bye-laws of the Company.

     13. Headings. The headings of the Sections of this Schedule are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

     14. Bye-Laws. This Schedule shall solely for ease of reference be attached to the Bye-laws of the Company, but shall not form part of the Bye-laws.


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

          IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly signed on its behalf on this [___] day of [___________].

                                        GLOBAL CROSSING LIMITED
                                        (FORMERLY GC ACQUISITION LTD.), a
                                        company incorporated under the laws of
                                        Bermuda


                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:


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